Exhibit 10.2

Gregory H. Sachs
1890 Robinwood Lane
Riverwoods, Illinois 60015

Sachs Capital Management LLC
Spensyd Asset Management LLLP
c/o Redleaf Management Company, LLC
8750 W. Bryn Mawr, Suite 620E
Chicago, Illinois 60631

December 17, 2007

Re:   Termination of Employment and Waiver of Put Rights

Gentlemen:

     Reference is made to (i) the Employment Agreement, dated as of June 26, 2004 (as amended, supplemented or otherwise modified from time to time, the “Employment Agreement”), among Deerfield & Company LLC, an Illinois limited liability company (“D&C”), Deerfield Capital Management LLC, a Delaware limited liability company and a wholly owned subsidiary of D&C (“Deerfield”), and Gregory H. Sachs (“Sachs”), (ii) the Fourth Amended and Restated Operating Agreement of D&C, dated as of June 26, 2004 (as amended, supplemented or otherwise modified from time to time, the “Operating Agreement”) and (iii) the Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Deerfield Triarc Capital Corp., a Maryland corporation (“DFR”), DFR Merger Company, LLC, an Illinois limited liability company and a wholly owned subsidiary of DFR (“Merger Sub”), D&C and Triarc Companies, Inc., a Delaware corporation (“Triarc”), for the purposes set forth therein (in such capacity, the “Sellers’ Representative”). Pursuant to the Merger Agreement, Merger Sub will merge with and into D&C and, as a result of such merger, the members of D&C will be entitled to receive, shares of preferred stock of DFR that will be exchanged into shares of common stock of DFR upon receipt of necessary DFR stockholder approvals, and promissory notes of DFR (such merger, the “Merger”).

     This letter agreement (the “Agreement”) reflects certain arrangements between you and your affiliates, Sachs Capital Management LLC (“SCM”) and Spensyd Asset Management LLLP (“Spensyd”), on the one hand, and D&C, Deerfield, Triarc and DFR, on the other hand, regarding, among other things, the termination of the Employment Agreement and the cessation of your employment thereunder, the waiver of your Put Rights under the Operating Agreement, the termination of certain of your obligations under the Operating Agreement and the treatment of certain other matters, in each case subject to and only upon the consummation of the Merger pursuant to the Merger Agreement. Capitalized terms not otherwise defined herein shall have the meanings given such terms in the Employment Agreement (which meanings shall remain incorporated herein by reference notwithstanding the termination of the Employment Agreement pursuant to paragraph 2 below). In addition, all references in this Agreement to “you” (including in its possessive form) shall be deemed to be references to Sachs.

     1. Your services as a director and as an officer and employee of the Deerfield Companies and each of their subsidiaries shall cease subject to, and be effective immediately upon, the consummation of the Merger. The foregoing did not (and does not) apply to, or affect, your position as a member of the Board of Directors of DFR. The date on which your services so terminate is referred to herein as the “Termination Date”.

     2. The Employment Agreement shall terminate simultaneously with the termination of your services on the Termination Date and have no further legal effect and you shall have no further liability or obligations thereunder, including without limitation any liability or obligations under Sections 5 and 6 of the Employment Agreement; provided, however, that each of Sachs, SCM and Spensyd shall enter into on the Termination Date a non-solicit and non-hire agreement in a form substantially the same as that set forth in Annex I hereto. Prior to the Termination Date, the terms of the Employment Agreement continue in full force and effect and shall govern the rights and obligations of the parties thereto.

     3. The parties acknowledge that your resignation from employment with the Deerfield Companies shall be treated as a termination by the Deerfield Companies without Cause (other than by reason of Employee’s death or Disability) pursuant to Section 3(a)(ii) of the Employment Agreement and shall become effective as of the Termination Date. The date of the Notice of Termination shall be deemed to be the Termination Date. Notwithstanding anything to the contrary contained in the Employment Agreement, you will be entitled to receive (a) a Severance Benefit in an amount equal to the Base Salary you would have received had you remained employed with the Deerfield Companies from the Termination Date until July 22, 2009 and (b) a bonus in an amount equal to (i) 8% of the sum of (x) EBITDA from the first day of the D&C fiscal year in which the Termination Date occurs through the last day of the month in which the Termination Date occurs and (y) $12,500,000 (the “Pro Rata Bonus”); provided that in the event the Termination Date occurs after December 31, 2007, you shall also be entitled to receive your Annual Bonus and Additional Bonus for the year ended December 31, 2007 as calculated and paid in accordance with the Employment Agreement in addition to the Pro Rata Bonus. The Severance Benefit and the Pro Rata Bonus, plus interest thereon, shall each be payable to you on the first business day following the six-month anniversary of the Termination Date (the parties acknowledging that such six-month delay is being implemented to comply with Section 409A of the Internal Revenue Code of 1986, as amended). The interest on the Severance Benefit shall accrue at a rate of six-month LIBOR per annum, as appearing in the Wall Street Journal “Money Rates” on the Termination Date, from and including the Termination Date to (but excluding) the payment date, and the interest on the Pro Rata Bonus shall accrue at a rate of six-month LIBOR per annum, as appearing in the Wall Street Journal “Money Rates” on the 75th day following the end of the month in which the Termination Date occurs (the “75th Day”), from and including the 75th Day to (but excluding) the payment date. The Annual Bonus and Additional Bonus, if any, shall be paid on or prior to

February 28, 2008. Effective as of the Termination Date, you shall have no further rights to any compensation (including any Base Salary, Annual Bonus or Additional Bonus) or other benefits, including those benefits set forth in Section 2(c) through (h) under the Employment Agreement (other than your right to receive the Severance Benefit (including Pro Rata Bonus) described above, any earned but unpaid Base Salary through the Termination Date, any Annual Bonus and Additional Bonus earned in respect of the fiscal year ended December 31, 2007 (but only if the Termination Date does not occur on or prior to December 31, 2007, it being acknowledged and agreed that you shall in no event be entitled to any payment of such Annual Bonus or Additional Bonus under this Agreement to the extent you have received any payment of such Annual Bonus or Additional Bonus under the Employment Agreement), your right to receive reimbursement for business expenses incurred through the Termination Date pursuant to Section 2(c) of the Employment Agreement, your right to elect to receive COBRA continuation coverage, other vested benefits pursuant to the applicable plans and as otherwise specifically provided in this Agreement) under the Employment Agreement, and you shall not participate in any severance plan, policy or program of the Deerfield Companies. The right to and payment of the Severance Benefit, the Pro Rata Bonus and, if applicable, Annual Bonus and Additional Bonus shall be unconditional and absolute and shall be made without setoff, recoupment, counterclaim or any other defense of payment.

     4. (a) On the Termination Date, you shall have the option, but shall not be required to, purchase at its fair market value of $1,000, the computer equipment listed on Annex II.

          (b) D&C agrees to provide (i) for a period of not less than twelve (12) months following the Termination Date, your continued use of your D&C email address and phone number and to ensure that during the first six (6) months of such period (x) all emails are forwarded to an email address that you will provide to D&C prior to the Termination Date and (y) an automated response is provided on each of your D&C email and your phone number indicating your new email address and your new phone number (such number to be provided by you to D&C prior to the Termination Date), (ii) you with permanent use of, or transfer directly to you on or before the Termination Date, the cell phone number that you currently use in connection with your employment with the Deerfield Companies and you shall be responsible for all charges and costs in connection therewith relating to periods following the Termination Date.

          (c) From the Termination Date through and including February 29, 2008 (the “Covered Period”), the Deerfield Companies shall use reasonable efforts to provide you, at the Deerfield Companies’ expense, with (i) access to your current office in the Deerfield Companies’ premises (the “Office”) and (ii) the services of your current administrative assistant (the “Assistant”). During the Covered Period, the Deerfield Companies shall pay the Assistant the same salary and bonus, and provide the Assistant with the same benefits, such Person received or was entitled to immediately prior to the Termination Date; provided, that on the final day of the Covered Period, the Deerfield Companies shall pay to the Assistant, to the extent not previously paid, in respect of the bonus for the year ended December 31, 2007, an amount equal to the amount of the bonus the Assistant was paid for the year ended December 31, 2006, assuming such individual was not (i) terminated for “Cause” (as customarily determined by the Deerfield Companies for such purposes in the ordinary course of business) and (ii) did not resign as an employee of the Deerfield Companies prior to December 31, 2007.

     5. The Deerfield Companies and Triarc will use commercially reasonable efforts to transfer to you effective on or promptly after the Termination Date, the key man life insurance policies insuring you, that they own, that are listed on Annex III, to the extent permitted by such policies and without any obligation to incur any out-of-pocket costs to effect such transfer; provided that Sachs may at his election pay any such out-of-pocket expenses in order to permit such transfer.

     6. (a) Each of SCM and Spensyd hereby agree that, until the earlier of (i) the consummation of the Merger, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) December 31, 2007, it shall not Transfer (as defined in the Operating Agreement) any Membership Interests (as defined in the Operating Agreement) it owns except pursuant to the Merger or to a Permitted Transferee (as defined in the Operating Agreement). The parties hereto acknowledge and agree that each of SCM and Spensyd shall be entitled to all rights as, and subject to all obligations of, the Members for purposes of the Operating Agreement and the Merger Agreement, in each case, to the extent of its Membership Interests (as defined in the Operating Agreement); provided, however, that neither SCM nor Spensyd shall have any obligations under the Merger Agreement with respect to any indemnification provisions contained therein (other than in Section 9.3 thereof in accordance with the terms contained in Section 9.3 thereof). Notwithstanding the foregoing, nothing in this paragraph 6 is intended to, or shall confer to SCM or Spensyd, any third party beneficiary or other rights or other remedies under the Merger Agreement, except as expressly set forth therein.

          (b) At the closing contemplated by the Merger Agreement, each of the parties hereto shall, and shall cause its controlled affiliates to, enter into the applicable Note Documents (as defined in the Merger Agreement) to which such party is contemplated to be a party.

     7. Each of SCM and Spensyd hereby agree that until the earlier of (i) the consummation of the Merger, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) December 31, 2007, it will refrain from exercising any and all rights it may have under Section 9.11 of the Operating Agreement. In addition, you hereby agree that until the earlier of (i) the consummation of the Merger, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) December 31, 2007, you will refrain from objecting to any determination made by you and the other directors of D&C under Section 9.13 of the Operating Agreement in respect of the transactions contemplated by the Merger Agreement, except as may otherwise be required by law, and you will also refrain from requesting any fairness opinion under Section 7.7 of the Operating Agreement in connection with the transactions contemplated by the Merger Agreement and related agreements. The parties hereto acknowledge and agree that from and after the Termination Date, neither SCM, Spensyd, Sachs nor any of their affiliates shall have any further duties or obligations under Sections 11.1 and 11.2 of the Operating Agreement.

     8. (a) You, on your own behalf and on behalf of your affiliates, descendants, dependents, heirs, executors and administrators and permitted assigns, past and present (collectively, the “Sachs Releasees”), in consideration for the amounts payable and benefits to be provided to you under paragraphs 3, 4, 5 and 6 above, do hereby covenant not to sue or pursue any litigation (or file any charge or, except as may be required by applicable law, otherwise correspond with any Federal, state or local administrative agency), arbitration or other proceeding against, and waive, release, acquit and forever discharge, to the fullest extent permitted by law, the Deerfield Companies, Triarc and their respective assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present shareholders, employees, officers, directors, partners, members, managers, representatives and agents or any of them, and each of their affiliates, successors and assigns, but not including DFR and its subsidiaries (collectively, the “Company Group”), of, from and against any and all claims, demands, damages, rights, judgments, debts, dues, defenses, actions, suits, charges or causes of action whatsoever, of any and every kind, nature and description (other than for fraud or willful misconduct), whether known or unknown, accrued or not accrued, in law or in equity, that you ever had, now have or shall or may have or assert as of the date of this Agreement relating to or arising out of events or circumstances occurring on or before the date hereof against any member of the Company Group, including, without limiting the generality of the foregoing, any claims, demands, damages, rights, judgments, debts, dues, defenses, actions, suits, charges or causes of action arising out of or related to your employment or termination of employment, or any term or condition of that employment, or that arise out of or relate in any way to any Federal, state or local statutory and common laws, including but not limited to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the Older Workers Benefit Protection Act, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and any other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs; provided, that you do not waive, release, acquit or discharge any rights to indemnification that you may have under the articles of organization, the operating agreement, charter, bylaws or equivalent governing documents of the Deerfield Companies, Triarc or their respective subsidiaries or affiliates, the laws of the State of Illinois or Delaware or any other state of which such subsidiary or affiliate is a domiciliary, or any indemnification agreement between you and the Deerfield Companies or between you and Triarc, or any rights to insurance coverage under any directors’ and officers’ personal liability insurance or fiduciary insurance policy; provided further, that the foregoing covenant, waiver, release, acquittal and discharge shall not apply to any claims any Sachs Releasee may have to enforce this Agreement, the Merger Agreement and related agreements or the surviving provisions of the Operating Agreement to the extent they relate to periods from and after the date hereof. You further agree that this Agreement may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by you, your heirs or assigns. Notwithstanding the foregoing, you understand and confirm that you are executing this Agreement voluntarily and knowingly, and this Agreement shall not affect your right to claim otherwise under the ADEA. In addition, you shall not be precluded by this Agreement from filing a charge with any relevant Federal, State or local administrative agency, but you agree not to participate in any such administrative proceeding (other than any proceeding brought by the Equal Employment Opportunity Commission), and agree to waive your rights with respect to any monetary or other financial relief arising from any such administrative proceeding.

          (b) The Deerfield Companies, each on their own behalf and on behalf of each member of the Company Group (excluding the Triarc Parties, as hereinafter defined), does hereby covenant not to sue or pursue any litigation (or file any charge or, except as may be required by applicable law, otherwise correspond with any Federal, state or local administrative agency), arbitration or other proceeding against, and waive, release, acquit and forever discharge, to the fullest extent permitted by law, each Sachs Releasee and any of their respective representatives, agents and affiliates of, from and against any and all claims, demands, damages, rights, judgments, debts, dues, defenses, actions, suits, charges or causes of action whatsoever, of any and every kind, nature and description (other than for fraud or willful misconduct), whether known or unknown, accrued or not accrued, in law or in equity, that any member of the Company Group ever had, now has or shall or may have or assert as of the date of this Agreement against any of the Sachs Releasees and any of their respective representatives, agents and affiliates, including, without limiting the generality of the foregoing, any and all claims, demands, damages, rights, judgments, debts, dues, defenses, actions, suits, charges or causes of action arising out of or in any way connected with any transaction, occurrence, act or omission arising out of or related to your employment by the Deerfield Companies or any of their respective subsidiaries or the termination of that employment; provided, that the foregoing covenant, waiver, release, acquittal and discharge shall not apply to any claims any member of the Company Group may have to enforce this Agreement, the Merger Agreement and related agreements or the surviving provisions of the Operating Agreement to the extent they relate to periods from and after the date hereof.

          (c) Triarc, on its own behalf and on behalf of its assigns, affiliates (excluding the Deerfield Companies and DFR and its subsidiaries), subsidiaries (excluding the Deerfield Companies), parents, predecessors and successors, and the past and present shareholders, employees, officers, directors, partners, members, managers, representatives and agents of any of them, and each of their affiliates, successors and assigns (collectively, the “Triarc Parties”), does hereby covenant not to sue or pursue any litigation (or file any charge or, except as may be required by applicable law, otherwise correspond with any Federal, state or local administrative agency), arbitration or other proceeding against, and waive, release, acquit and forever discharge, to the fullest extent permitted by law, each Sachs Releasee of, from and against any and all claims, demands, damages, rights, judgments, debts, dues, defenses, actions, suits, charges or causes of action whatsoever, of any and every kind, nature and description (other than for fraud or willful misconduct), whether known or unknown, accrued or not accrued, in law or in equity, that any Triarc Party ever had, now has or shall or may have or assert as of the date of this Agreement against any of the Sachs Releasees and any of their respective representatives, agents and affiliates; provided, that the foregoing covenant, waiver, release, acquittal and discharge shall not apply to any claims any Triarc Party may have to enforce this Agreement, the Merger Agreement and related agreements or the surviving provisions of the Operating Agreement to the extent they relate to periods from and after the date hereof.

          (d) In consideration for the amounts payable and benefits to be provided to you under paragraphs 3, 4, 5 and 6 above, you agree to cooperate, to the extent reasonable, with the members of the Company Group in connection with all arbitrations, mediations or litigations relating to the activities of the Deerfield Companies and Triarc and their respective affiliates during the period of your employment with the Deerfield Companies including, without limitation, being available, to the extent possible at a time reasonably convenient to you and that does not conflict with the needs or requirements of your then-current third-party employer, to take depositions and to be a witness at trial, help in the preparation of any legal documentation and providing affidavits and any advice or support that the Deerfield Companies, Triarc or any affiliate thereof may reasonably request of you in connection with such claims. The Company Group shall promptly reimburse you for your actual and reasonable travel or other reasonable out-of-pocket expenses that you may incur in cooperating with the members of the Company Group pursuant to this paragraph 8(d). You agree that as part of the consideration for this Agreement, you shall not, whether in writing or orally, malign, denigrate or disparage any member of the Company Group, or otherwise publish (whether in writing or orally) statements that tend to portray any member of the Company Group in an unfavorable light; provided that nothing herein shall or shall be deemed to prevent or impair you from testifying truthfully in any legal or administrative proceeding in which such testimony is compelled or requested, or from otherwise making truthful statements when required by law, subpoena, court order, or the like. The Deerfield Companies and Triarc shall not, and shall instruct or authorize the officers and directors of the Deerfield Companies and Triarc, as the case may be, and their respective affiliates not to, whether in writing or orally, malign, denigrate or disparage you with respect to any of your past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray you in an unfavorable light; provided that nothing herein shall or shall be deemed to prevent or impair the officers and directors of the Deerfield Companies, Triarc or their respective affiliates from testifying truthfully in any legal or administrative proceeding in which such testimony is compelled or requested, or from otherwise making truthful statements when required by law, subpoena, court order, or the like.

          (e) In furtherance of the agreements set forth above, each party hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right to release claims which such party does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such party’s decision to give such a release. In connection with such waiver and relinquishment, each party hereby acknowledges that such party is aware that such party may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which such party now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is each party’s intention to fully, finally and forever release all such matters, and all claims relating thereto which now exist, may exist or theretofore have existed, as specifically provided herein. Each party hereby acknowledges and agrees that this waiver shall be an essential and material term of the release contained above. Nothing in this paragraph is intended to expand the scope of the release as specified herein.

          (f) You acknowledge that you have been advised that you have twenty-one (21) days from the date of receipt of this Agreement to consider all the provisions of this paragraph 8 and you do hereby knowingly and voluntarily waive said given twenty one (21) day period. YOU FURTHER ACKNOWLEDGE THAT YOU HAVE READ THIS PARAGRAPH 8 CAREFULLY, HAVE BEEN ADVISED BY D&C TO, AND HAVE IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTAND THAT BY SIGNING BELOW YOU ARE GIVING UP CERTAIN RIGHTS WHICH YOU MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY MEMBER OF THE COMPANY GROUP, AS DESCRIBED IN THIS PARAGRAPH 8. YOU ACKNOWLEDGE THAT YOU HAVE NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT, AND YOU AGREE TO ALL OF ITS TERMS (INCLUDING WITHOUT LIMITATION ITS COVENANT NOT TO SUE AND WAIVER AND RELEASE) VOLUNTARILY AND KNOWINGLY. You hereby acknowledge and understand that you shall have seven (7) days from the date of execution of this Agreement to revoke the release given in this paragraph 8 solely with respect to any and all claims arising under the ADEA (such release, the “ADEA Claims Release”). In order to revoke the ADEA Claims Release, you must deliver to the General Counsel of D&C written notice stating that you are revoking the ADEA Claims Release. For the avoidance of doubt, you shall have no right to revoke any release given in this paragraph 8 other than the ADEA Claims Release.

          (g) The releases given in this paragraph 8 shall become effective on the Termination Date, subject to your right to revoke solely the ADEA Claims Release in accordance with paragraph 8(f).

     9. For a period of two (2) years after the Termination Date, you agree not to disclose to anyone any Confidential Information (as defined below) except (i) with the prior written consent of D&C, (ii) to any person (individual or entity) with whom you are employed or to which you provide consulting or other services or in which you directly or indirectly own a greater than 5% equity interest (or any affiliate of such entity) (an “Equity Entity”) or any director, manager, officer, employee, partner, member, shareholder, advisor or representative of any of the foregoing, excluding partners, members or shareholders of any of the foregoing that is a public company in their capacity as such (provided, that any such recipient is advised of the confidential nature of such Confidential Information) or (iii) as otherwise required by law, regulation or legal process or by any regulatory or self-regulatory organization having jurisdiction. For purposes of this Agreement, “Confidential Information” means any information (whether in written form, in electronic form or provided orally) which is proprietary to and maintained as confidential by D&C, Deerfield and their respective subsidiaries concerning the business, affairs, operations, strategies, policies, procedures, organizational and personnel matters related to D&C, Deerfield and their respective subsidiaries, including any of their past or present business strategies and plans; trading methods, systems or techniques; investment, financing or capital-raising strategies and practices; financing sources; financial or capital market intermediaries; operational methods, policies and procedures; past, present or prospective clients; compensation and investment arrangements; terms of agreements; financial structure, financial position, financial results or other financial affairs; actual or proposed transactions or investments; investment results; computer programs; or other confidential and proprietary information related to the business of D&C, Deerfield and their respective subsidiaries or to D&C’s members, existing or prospective clients or investors or other third parties. Notwithstanding the generality of the foregoing, Confidential Information shall not include any information that has otherwise been disclosed to the public not in violation of this Agreement. Notwithstanding anything to the contrary set forth in this paragraph 9, nothing in this paragraph 9 is intended to, and shall not be construed or interpreted to, restrict your ability to be employed by or associated with, or own an equity interest in, any entity that is engaged in the investment advisory business or any other business whether or not such entity is a competitor of D&C, Deerfield or any of their respective subsidiaries (or to utilize the Confidential Information in connection therewith) or otherwise compete directly or indirectly with D&C, Deerfield or any of their respective subsidiaries.

     10. (a) The terms of this Agreement (and the Annexes referenced herein) constitute the entire agreement between you, on the one hand, and D&C and Deerfield, on the other hand, regarding the cessation of your employment, the termination of the Employment Agreement and the other matters referred to herein and may not be altered or modified other than in a writing signed by each of the parties hereto. This Agreement supersedes all prior arrangements, communications, commitments or obligations between the parties hereto regarding the subject matter herein.

          (b) This Agreement shall be governed by and construed in accordance with the domestic substantive laws of Illinois (other than paragraph 8(c) and paragraph 8(e) (to the extent applicable to the Triarc Parties), which shall be governed by and construed in accordance with the domestic substantive laws of Delaware), without giving effect to any choice or conflict of law provisions or rule that would cause the application of the laws of any other jurisdiction.

          (c) This Agreement shall be binding on the parties and their respective successors and permitted assigns. This Agreement and any rights and obligations hereunder may not be assigned by any party without the prior written consent of the other parties, except in connection with a sale by Triarc or the Deerfield Companies of all or substantially all of the assets of such party in which all of the obligations of such party hereunder are assumed by the purchaser of such assets or pursuant to the laws of descent and distribution. None of the provisions in this Agreement shall be for the benefit of or enforceable by any Person other than the parties and their respective successors and permitted assigns, except as provided in paragraph 8 hereof. Each Sachs Releasee (including its representatives, agents and affiliates), Triarc Party and member of the Company Group is an intended third party beneficiary of the provisions of paragraph 8 and shall be entitled to enforce such provisions for the benefit of any of the Sachs Releasees, any of the Triarc Parties and any member of the Company Group, respectively, as if such Sachs Releasee, Triarc Party or member of the Company Group were a party to this Agreement.

          (d) Whenever possible, each section, portion and provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any section, portion or provision of this Agreement, however, is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, and a court of competent jurisdiction or an arbitrator cannot modify such section, portion or provision or enforce the modified section, portion or provision, such invalidity, illegality or unenforceability will not affect any other section, portion or provision, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable section, portion or provision had never been contained herein.

          (e) A waiver or consent, express or implied, of or to any breach or default by any party in the performance by such party of such party’s obligations to any other party under this Agreement is not a waiver or consent of or to any other breach or default in the performance by such party of the same or any other obligations of such party with respect to such other party. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

          (f) The parties agree that any breach of any of the covenants contained in this Agreement could cause irreparable damage to the other parties and their respective affiliates, and that such other parties and/or any of their respective affiliates (or the successors or assigns of any of them) shall have the right to specific performance and/or an injunction or other equitable relief (in addition to other legal remedies) to enforce or prevent any breach hereunder. Nothing in this Agreement shall be construed as limiting any party’s, any of its affiliates’ or their successors’ or assigns’ protections and remedies under any applicable statute or common law cause of action.

          (g) This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document and shall constitute the same instrument.

          (h) None of the parties shall assign or transfer any of their respective rights or obligations under this Agreement, including by operation or law, without the written consent of the other parties hereto.

     11. This Agreement shall terminate and be of no further force or effect if (i) the Merger as contemplated by the Merger Agreement shall not have been consummated or (ii) the Merger Agreement shall have been amended or any condition therein waived in a manner which is adverse to Sachs and treats SCM and Spensyd differently than the other members of D&C or in a manner which is materially adverse to Sachs (it being agreed and understood that (a) a decrease in the aggregate consideration to be received by SCM and Spensyd or any of their affiliates or permitted transferees in the Merger of $1,000,000 or greater and (b) an extension of the Outside Date or any adverse change in the Note Documents (as defined in the Merger Agreement) shall each be materially adverse to Sachs and (c) any change in the terms of the Merger Agreement or related agreements that results in Triarc and its affiliates being treated more favorably than SCM and Spensyd than contemplated by the Merger Agreement and related agreements on the date hereof), in the case of each of clauses (i) and (ii), on or prior to the first to occur of the consummation of the Merger and the Outside Date (as defined in the Merger Agreement). If this Agreement is terminated in accordance with this paragraph 11, then notwithstanding anything to the contrary set forth in Section 9.11(e)(iv) of the Operating Agreement, the 20 Business Day period referred to therein shall be deemed to have commenced on the date of such termination.

     12. (a) For good and valuable consideration received by the Deerfield Triarc Capital Corp. (“Guarantor”), the receipt and sufficiency of which is hereby acknowledged, Guarantor on behalf of itself and its successors and assigns, hereby absolutely, unconditionally, and irrevocably guarantees to Sachs and his affiliates, descendants, dependents, heirs, executors and administrators and permitted assigns, as primary obligor and not merely as a surety, the full and prompt payment, when due, of any and all amounts in respect of the Severance Benefit and Pro Rata Bonus payable under paragraph 3 hereof (the “Obligation”). The Obligation shall include, without limitation, all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements), if any, incurred in enforcing Sachs’ rights under this paragraph 12 (the “Guaranty”), but only to the extent that Sachs is successful in enforcing his rights under this Guaranty. This is a guaranty of performance and payment and not of collection. Notwithstanding any other provision of this Guaranty, the maximum recovery from Guarantor which may be collected pursuant to the provisions of this Guaranty shall in no event exceed in the aggregate an amount equal to the total amounts in respect of the Severance Benefit and Pro Rata Bonus payable under paragraph 3 hereof plus the expenses set forth in this paragraph 12. Subject to the preceding sentence, the liability of Guarantor under this Guaranty shall be absolute, unconditional and irrevocable, and nothing whatever except actual full payment and performance to Sachs of the Obligation (and all other debts, obligations and liabilities of Guarantor under this Guaranty) shall operate to discharge Guarantor’s liability hereunder.

          (b) In connection with DFR’s obligations under Section 6.18 of the Merger Agreement, the Board of Directors of DFR have granted Sachs an exemption (the “Exemption”) under Buyer’s Charter (as such term is defined in the Merger Agreement) from the “Stock Ownership Limit” contained in Buyer’s Charter. DFR hereby agrees that (i) the representation letter, dated as of the date hereof and attached as Annex IV hereto (the “Rep Letter”), from Sachs shall contain the only representations, covenants and undertakings required from SCM, Spensyd or Sachs in connection with the satisfaction of DFR’s obligations under Section 6.18 of the Merger Agreement; and (ii) after the date hereof, the Exemption shall not be rescinded or modified, except as provided in and consistent with the provisions of the Rep Letter.

     13. If Triarc is required to make any indemnification payment under the Merger Agreement in respect of the representation and warranty contained in Section 4.5(b) of the Merger Agreement and the actual amount of the fees, expenses and costs of Skadden, Arps, Slate, Meagher & Flom LLP included in the Unpaid Expenses exceeds $250,000 (the portion in excess being the “Excess Portion”), then Sachs promptly upon written request therefor from Triarc shall reimburse Triarc in an amount equal to the lesser of (x) the Excess Portion multiplied by the Sellers’ Representative Percentage and (y) the amount of the indemnification payment so made by Triarc. In computing the amount of any indemnification payment made by Triarc through the surrender of Notes and/or Buyer Preferred Stock, the amount of the indemnification payment shall be computed based on the values assigned thereto in Section 11.4(h) of the Merger Agreement. Sachs shall be entitled to satisfy his reimbursement obligation under this Section 13 either (x) in cash or (y) by delivery to Triarc of Notes and shares of Buyer Preferred Stock in the same proportion, and valued using the same values, as were used by Triarc to make such indemnification payment.

{signature page follows}

Very truly yours,

DEERFIELD CAPITAL MANAGEMENT LLC

By:	/s/ Luke D. Knecht
Name:	Luke D. Knecht
Title:	Chief Operating Officer

DEERFIELD & COMPANY LLC

By:	/s/ Luke D. Knecht
Name:	Luke D. Knecht
Title:	Chief Operating Officer

Solely with respect to its obligations under paragraphs 5, 6, 8(c), 8(d) and 8(e):

TRIARC COMPANIES, INC.

By:	/s/ Francis T. McCarron
Name:	Francis T. McCarron
Title:	Executive Vice President

Solely with respect to its obligations under paragraphs 6(b) and 12:

DEERFIELD TRIARC CAPITAL CORP.

By:	/s/ Peter H. Rothschild
Name:	Peter H. Rothschild
Title:	Intermin Chairman

AGREED AND ACKNOWLEDGED

/s/ Gregory H. Sachs
GREGORY H. SACHS

SACHS CAPITAL MANAGEMENT LLC

By:	/s/ Gregory H. Sachs
Name:	Gregory H. Sachs
Title:	Manager

SPENSYD ASSET MANAGEMENT LLLP
By:	Rosedon Capital Holdings, LLC
Its:	General Partner

By:	/s/ Gregory H. Sachs
Name:	Gregory H. Sachs
Title:	Manager

Annex I

Non-Hire and Non-Solicit Agreement

DEERFIELD & COMPANY LLC
6250 North River Road
Rosemont, Illinois 60018

December __, 2007

Gregory H. Sachs
1890 Robinwood Lane
Riverwoods, Illinois 60015

Sachs Capital Management LLC
Spensyd Asset Management LLLP
c/o Redleaf Management Company, LLC
8750 W. Bryn Mawr, Suite 620E
Chicago, Illinois 60631

Gentlemen:

     Reference is made to the Termination of Employment and Waiver of Put Rights Letter (as amended, supplemented or otherwise modified from time to time, the “Sachs Side Letter”), among Deerfield & Company LLC (“D&C”), Deerfield Capital Management LLC (“Deerfield”) and Triarc Companies, Inc. (“Triarc”), on the one hand, and Gregory H. Sachs (“Sachs”), Sachs Capital Management LLC (“SCM”) and Spensyd Asset Management LLLP (“Spensyd”), on the other hand. Capitalized terms used herein but not defined shall be used as defined in the Sachs Side Letter.

     As a further inducement to D&C, Deerfield and Triarc’s entry into the Sachs Side Letter, each of Sachs, SCM and Spensyd hereby agrees that neither it nor any of its affiliates shall, directly or indirectly, for a period of three years following the Termination Date, induce, hire, employ, attempt to hire or employ or solicit any person employed by D&C, Deerfield, DFR or Triarc or any of their subsidiaries or any person who was employed by D&C, Deerfield, DFR or Triarc or any of their subsidiaries during the 18 months preceding such hiring or employment, attempted hiring or employment or solicitation (subject to any applicable non-compete or similar arrangements listed on Annex A attached hereto, excluding any such person whom D&C, Deerfield or DFR or any of their subsidiaries has terminated and secretaries, drivers and persons holding similar positions); provided, however, that the foregoing covenant shall not apply to your current administrative assistant, Alan Levy or Thomas Kasza; provided, further, that hirings or employment resulting from general newspaper advertisements or similar public postings of employment shall not constitute a breach of the foregoing covenant provided that such advertisements or postings are not directly targeted at the employees of D&C, Deerfield or DFR or any of their subsidiaries.

     This letter agreement shall automatically terminate if the non-solicitation/non-hire letter agreement, dated as of the date hereof, between Deerfield Triarc Capital Corp. and Trian Fund Management, L.P. is terminated for any reason or any material waivers are provided thereunder (it being acknowledged and agreed that any waiver thereunder with respect to any person employed by D&C, Deerfield, DFR or any of their subsidiaries and located in New York, New York shall not be deemed to be a material waiver thereunder). Written notice of any such termination or material waiver shall be provided to Sachs as soon as is practicable following such occurrence, but no later than five (5) business days thereafter.

     Please indicate your agreement with the foregoing by executing a copy of this letter and returning it to the undersigned, whereupon this letter (which may be executed in counterparts) shall constitute, as of the date first written above, a binding obligation of the parties hereto

Very truly yours,

DEERFIELD CAPITAL MANAGEMENT LLC

By:	/s/ Luke D. Knecht
Name:	Luke D. Knecht
Title:	Chief Operating Officer

DEERFIELD & COMPANY LLC

By:	/s/ Luke D. Knecht
Name:	Luke D. Knecht
Title:	Chief Operating Officer

TRIARC COMPANIES, INC.

By:	/s/ Francis T. McCarron
Name:	Francis T. McCarron
Title:	Executive Vice President

Acknowledged and Agreed:

/s/ Gregory H. Sachs
GREGORY H. SACHS

SACHS CAPITAL MANAGEMENT LLC

By:	/s/ Gregory H. Sachs
Name:	Gregory H. Sachs
Title:	Manager

SPENSYD ASSET MANAGEMENT LLLP
By:	Rosedon Capital Holdings, LLC
Its:	General Partner

By:	/s/ Gregory H. Sachs
Name:	Gregory H. Sachs
Title:	Manager

Annex A

Non-Compete Arrangements

Annex II

Existing Computer Equipment in
Greg Sachs’ Office as of December [ ], 2007

1.	4 monitors

2.	1 hard drive

3.	Related peripherals (mouse, keyboard, etc.)

Annex III

Key Man Life Insurance Policies
Company/#	Reg. Date	Type	Owner/Beneficiary
Prudential
L4169138	8/19/2004	10 YT	Triarc Companies, Inc.
Prudential
L4182007	10/13/2004	10 YT	Triarc Companies, Inc.